                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                          NEWFIELD EXPLORATION COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

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   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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

                      [NEWFIELD EXPLORATION COMPANY LOGO]

                          NEWFIELD EXPLORATION COMPANY
                                 Houston, Texas

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 3, 2001

To the Stockholders:

     The 2001 Annual Meeting of Stockholders (the "Annual Meeting") of Newfield Exploration Company (the "Company") will be held at 11:00 a.m., Central Daylight Time, on Thursday, May 3, 2001, in the Grand Ballroom of the Hotel Sofitel, 425
N. Sam Houston Parkway E., Houston, Texas, for the following purposes:

        (1) to elect 11 directors to serve until the 2002 Annual Meeting of Stockholders;

        (2) to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

        (3) to transact such other business as may properly come before such meeting or any adjournment(s) thereof.

     The close of business on March 6, 2001, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                            By order of the Board of Directors,

                                            /s/ TERRY W. RATHERT

                                            Terry W. Rathert
                                              Secretary

March 21, 2001

                      [NEWFIELD EXPLORATION COMPANY LOGO]

                          NEWFIELD EXPLORATION COMPANY
                           363 N. SAM HOUSTON PKWY E.
                                   SUITE 2020
                              HOUSTON, TEXAS 77060
                                 (281) 847-6000
                                 WWW.NEWFLD.COM

                        -------------------------------

                                PROXY STATEMENT
                        -------------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting to be held at 11:00 a.m., Central Daylight Time on Thursday, May 3, 2001, in the Grand Ballroom of the Hotel Sofitel, 425 N. Sam Houston Parkway E., Houston, Texas or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock"). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to stockholders of the Company on or about March 26, 2001.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

     At the close of business on March 6, 2001, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 44,680,331 outstanding shares of Common Stock, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

     The Company's annual report to stockholders for the year ended December 31, 2000, including financial statements, is being mailed with the enclosed proxy to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     Eleven directors are to be elected at the Annual Meeting. The nominees for election as directors are Joe B. Foster, David A. Trice, Randy A. Foutch, Charles W. Duncan, Jr., Howard H. Newman, Thomas G. Ricks, C. E. (Chuck) Shultz, Terry Huffington, Dennis R. Hendrix, Philip J. Burguieres and Claire S. Farley. If elected, each director will serve until the Company's 2002 Annual Meeting of Stockholders and until his or her successor shall have been elected and qualified. Each of the nominees for director (other than Mr. Foutch and Ms. Farley) currently serves as a director of the Company. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election assuming a quorum is present or represented by proxy at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

     The following table sets forth information regarding the names, ages as of February 28, 2001, principal occupations of the nominees, other directorships in certain companies held by them, and the length of continuous service as a director of the Company.

                                                                                        DIRECTOR
NOMINEES                                   PRINCIPAL OCCUPATION AND DIRECTORSHIPS        SINCE     AGE
--------                                   --------------------------------------       --------   ---
Joe B. Foster........................  Employee and Chairman of the Board of the          1988      66
                                       Company; Director, McDermott International,
                                       Inc.
David A. Trice.......................  President and Chief Executive Officer of the       2000      52
                                       Company
Randy A. Foutch......................  Vice President - Mid-Continent of the Company      *         49
                                       and President and Chief Executive Officer of
                                       Newfield Exploration Mid-Continent Inc.
Charles W. Duncan, Jr. ..............  Chairman, Duncan Interests                         1990      74
Howard H. Newman.....................  Vice Chairman and Managing Director of E.M.        1990      53
                                       Warburg, Pincus & Co., LLC; Director, ADVO,
                                       Inc., Cox Insurance Holdings Plc., Dime
                                       Bancorp, Inc., Eagle Family Foods Holdings,
                                       Inc., EEX Corporation, Encore Acquisition
                                       Company and Spinnaker Exploration Company
Thomas G. Ricks......................  President and Chief Executive Officer, The         1992      47
                                       University of Texas Investment Management
                                       Company; Director, DTM Corporation
C. E. (Chuck) Shultz.................  Chairman and Chief Executive Officer,              1994      61
                                       Dauntless Energy Inc. and Chairman, Canadian
                                       Oil Sands Trust; Director, Syncrude Canada
                                       Ltd.
Terry Huffington.....................  Chairman and President of Huffco Group, Inc.       1997      46
Dennis R. Hendrix....................  Retired Chairman, PanEnergy Corp; Director,        1997      61
                                       Duke Energy Corporation, Allied Waste
                                       Industries, Inc. and International Power PLC
Philip J. Burguieres.................  Chief Executive Officer, EMC Holdings, LLC;        1998      57
                                       Vice Chairman, The McNair Group; Director,
                                       Chase Bank of Texas N.A. and McDermott
                                       International, Inc.; and Director and Chairman
                                       Emeritus Weatherford International, Inc.
Claire S. Farley.....................  Chief Executive Officer, Trade-Ranger Inc.         *         42

---------------

*  Not currently a director; nominated for election at the Annual Meeting

     Directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company's executive officers serve at the discretion of the Board of Directors.

     Each of the directors has been engaged in the principal occupation set forth opposite his name for the past five years except as follows:

     Mr. Foster founded the Company in 1989 and, until May 1999, served as President, Chief Executive Officer and Chairman of the Board. In May 1999, Mr. Foster resigned from the position of President. On January 31, 2000, Mr. Foster retired from the position of Chief Executive Officer. He was named interim

President, Chief Executive Officer and Chairman of the Board of Baker Hughes Incorporated on that same day. Mr. Foster resigned from his position at Baker Hughes in August 2000. Mr. Foster remains an employee (but not an officer) of the Company.

     Mr. Trice, one of the Company's founders, served as President, Chief Executive Officer and a Director of the Huffco Group from 1991 to July 1997, when he rejoined the Company as Vice President -- Finance and International. In May 1999, he was appointed President and Chief Operating Officer. Mr. Trice was named Chief Executive Officer on February 1, 2000.

     Mr. Foutch founded Lariat Petroleum, Inc. in April 1996 and served as its Chairman of the Board, President and Chief Executive Officer. Following the Company's acquisition of Lariat in January 2001, Mr. Foutch continued as President and Chief Executive Officer of Lariat's successor, Newfield Exploration Mid-Continent Inc. Mr. Foutch was elected to his position with the Company at the time of the acquisition of Lariat.

     Mr. Hendrix served PanEnergy Corp from 1990 to 1997, first as Chief Executive Officer and later as Chairman of the Board.

     Mr. Burguieres served Weatherford International Incorporated as President and Chief Executive Officer from 1991 to 1996. From 1996 to 1998 Mr. Burguieres served Weatherford Enterra, Inc. as Chairman of the Board. Mr. Burguieres was named to his present position in March 1999.

     Ms. Farley joined Texaco Exploration and Production Inc. as an exploration geologist in 1981. She served Texaco in a variety of capacities, most recently, as President of Texaco's Worldwide Exploration and New Ventures Division. Ms. Farley left Texaco in October 1999 to serve as Chief Executive Officer of Intelligent Diagnostics Corporation, a position she held until being named to her present position in January 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth beneficial ownership information, unless otherwise indicated, as of March 6, 2001, with respect to (i) each person known by the Company to own beneficially 5% or more of its outstanding Common Stock,
(ii) each of the named executive officers (see "Executive Compensation), (iii) each of the directors and nominees for director and (iv) all executive officers, directors and director nominees as a group.

                                                              BENEFICIAL OWNERSHIP(2)
                                                              ------------------------
                NAME OF BENEFICIAL OWNER(1)                     SHARES        PERCENT
                ---------------------------                   ----------      --------
American Express Financial Corporation(3)...................  2,798,993          6.3%
Massachusetts Financial Services Company(4).................  5,616,474         12.6
Joe B. Foster(5)............................................    711,710          1.6
David A. Trice..............................................    159,831            *
Randy A. Foutch.............................................     51,158            *
Robert W. Waldrup...........................................    155,675            *
Terry W. Rathert............................................    181,208            *
David F. Schaible...........................................    181,803            *
Elliott Pew.................................................     85,207            *
Charles W. Duncan, Jr. .....................................    614,295          1.4
Howard H. Newman(6).........................................  1,929,040          4.3
Thomas G. Ricks(7)..........................................  1,302,400          2.9
C. E. Shultz................................................     10,705            *
Terry Huffington............................................    273,089            *
Dennis R. Hendrix...........................................     19,416            *
Philip J. Burguieres........................................      4,147            *
Claire S. Farley............................................         --            *
Executive officers, directors and director nominees as a
  group (consisting of 19 persons)(8).......................  5,800,790         12.8

---------------

 *  Less than 1%

(1) The address of American Express Financial Corporation ("AEFC") is 200 AXP Financial Center, Minneapolis, MN 55474. The address of Massachusetts Financial Services Company ("MFS") is 500 Boylston Street, Boston, MA 02116.

(2) Under the regulations of the Securities and Exchange Commission (the "SEC"), shares are deemed to be "beneficially owned" by a person if he or she directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he or she has any pecuniary interest in such shares, or if he or she has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by Messrs. Foster, Trice, Waldrup, Rathert, Schaible and Pew include 307,700; 71,000; 31,000; 131,000; 106,000; and 43,000 shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. The shares owned by the executive officers, directors and director nominees as a group include 758,600 shares that may be acquired by such persons within 60 days through the exercise of stock options.

(3) Based solely on the Schedule 13G filed with the SEC on February 2, 2001 by AEFC. AEFC, a registered investment advisor, is the beneficial owner of the indicated shares as a result of it being a parent holding company and acting as an investment advisor to investment companies and others. AEFC has shared dispositive power with respect to all of such shares and shared voting power with respect to 1,461,097 of such shares.

(4) Based solely on the Schedule 13G/A filed with the SEC on February 12, 2001 by MFS. MFS has sole dispositive power with respect to all of the indicated shares and sole voting power with respect to 5,287,244 of such shares.

(5) Includes 39,800 shares held by Mr. Foster as trustee for the benefit of charitable trusts and 15,000 shares held by a charitable organization that Mr. Foster serves as president and a director. Mr. Foster disclaims any pecuniary interest with respect to such shares.

(6) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"), is the owner of 1,864,735 of the shares indicated as beneficially owned by Mr. Newman and are included because of his affiliation with WPV. The sole general partner of WPV is Warburg, Pincus & Co., a New York general partnership ("WP & Co."). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages WPV. Mr. Newman is a managing director and a member of EMW LLC and a general partner of WP & Co. Mr. Newman disclaims beneficial ownership of the WPV shares within the meaning of Rule 13d-3 under the Exchange Act.

(7) All of the shares indicated as beneficially owned by Mr. Ricks are owned directly by The Permanent University Fund of the State of Texas or the Board of Regents of the University of Texas System and are included because Mr. Ricks, as President and Chief Executive Officer of the University of Texas Investment Management Company, may be deemed to share the power to vote or dispose of such shares. Mr. Ricks disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.

(8) See Notes 2, 5, 6 and 7 above.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held nine meetings during 2000. During 2000, each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by each committee of the Board of Directors on which such director served.

     Standing committees of the Board of Directors include the following:

     AUDIT COMMITTEE. The Audit Committee, which currently consists of Messrs. Ricks, Shultz and Burguieres and Ms. Huffington, met four times during 2000. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is attached as Appendix A to this proxy statement. See the Audit Committee Report included elsewhere in this proxy statement and the charter of the Audit Committee for a description of the Audit Committee's purposes and responsibilities.

     COMPENSATION COMMITTEE. The Compensation Committee, which currently consists of Messrs. Duncan, Newman, Ricks and Hendrix and Ms. Huffington, met four times during 2000. Its principal functions are to review and approve the compensation of employees of the Company, including bonuses, benefit plans and stock options, and administer the employee benefit plans of the Company. Members of the Compensation Committee are not eligible to participate in any of the plans or programs they administer.

COMPENSATION OF DIRECTORS

     DIRECTOR FEES. Non-employee directors are paid a $20,000 annual fee. In addition, a fee of $1,000 is paid to each non-employee director for attendance at each meeting of the Board and for attendance at any committee meeting, as a committee member, not held in conjunction with a meeting of the Board. A fee of $500 is also paid to each non-employee director for participation in each telephonic board meeting and for participation as a committee member in each committee meeting not held in conjunction with a board meeting. The Company's non-employee directors were paid $226,500 in the aggregate in 2000 as compensation for serving as directors. Only non-employee directors are compensated for serving as directors. Non-employee directors are also reimbursed for out-of-pocket expenses incurred to attend board and committee meetings.

     RESTRICTED STOCK. Pursuant to the Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan (the "Non-Employee Director Plan") each non-employee director who is in office immediately after an annual meeting of stockholders receives a number of restricted shares of Common Stock determined by dividing $30,000 by the closing sales price of the Common Stock on the New York Stock Exchange (the "NYSE") on the date of the annual meeting (rounded down to nearest whole share). In addition, each non-employee director who is appointed to the Board (and not in connection with an annual meeting of stockholders) is granted, effective on the date of appointment, a number of restricted shares of Common Stock determined by dividing $30,000 by the closing sales price of the Common Stock on the NYSE on the date of such appointment (rounded down to nearest whole share). With respect to all such grants, the restrictions lapse on the day before the first annual meeting of stockholders following the date of grant. An aggregate of 50,000 restricted shares were initially available for issuance pursuant to the Non-Employee Director Plan. Each of Messrs. Duncan, Newman, Shultz, Hendrix and Burguieres, John C. Sawhill (deceased) and Ms. Huffington were granted 750 restricted shares on May 4, 2000 pursuant to the Non-Employee Director Plan. In accordance with the terms of such plan, Mr. Ricks made an irrevocable written election not to receive grants under the plan.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation of each person who served as the Chief Executive Officer of the Company during 2000 and each of its four other most highly compensated executive officers (collectively, the "named executive officers") for the years ended December 31, 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                                                               COMPENSATION AWARDS
                                                      ANNUAL COMPENSATION           -----------------------------------------
                                              -----------------------------------                NUMBER OF
                                                                  BONUS             RESTRICTED   SECURITIES
         NAME AND PRINCIPAL                              ------------------------     STOCK      UNDERLYING      ALL OTHER
              POSITION                 YEAR    SALARY    CURRENT(1)   DEFERRED(2)   AWARDS(3)     OPTIONS     COMPENSATION(4)
         ------------------            ----    ------    ----------   -----------   ----------   ----------   ---------------
David A. Trice(5)....................  2000   $238,333    $468,750     $156,250      $306,250      30,000         $20,759
  President and                        1999    222,500     180,000       25,000       251,250      25,000          17,800
  Chief Executive Officer              1998    204,167      75,000       24,000            --      50,000          16,333
Joe B. Foster(6).....................  2000    226,250          --           --        30,683          --              --
  Former Chief Executive               1999    240,000     220,000       60,000            --          --          19,200
  Officer and Employee                 1998    238,750      95,000           --       238,750      42,000          19,100
Robert W. Waldrup....................  2000    197,183     300,000      100,000       153,125      20,000          16,625
  Vice President - Operations          1999    190,000     150,000       40,000            --          --          15,200
                                       1998    187,872      75,000           --       155,188      70,000          15,147
Terry W. Rathert.....................  2000    178,667     300,000      100,000       153,125      20,000          14,890
  Vice President - Chief Financial     1999    172,000     150,000       40,000            --          --          13,760
  Officer and Secretary                1998    171,583      75,000           --       155,188      70,000          13,727
David F. Schaible....................  2000    175,750     356,250      118,750       153,125      20,000          17,734
  Vice President - Acquisitions        1999    160,833     150,000       42,500            --          --          12,867
  and Development                      1998    154,167      80,000           --       155,188      70,000          12,333
Elliott Pew(7).......................  2000    169,500     326,250      108,750       153,125      20,000          15,162
  Vice President - Exploration.......  1999    160,833     150,000       20,000            --          --          12,867
                                       1998    149,138      80,000       24,000       562,500     100,000          56,367

---------------

(1) Reflects current cash incentive compensation awards pursuant to the Newfield Employee 1993 Incentive Compensation Plan (the "Incentive Compensation Plan") paid in February 2001, 2000, and 1999 based upon performance in 2000, 1999, and 1998, respectively. See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Incentive Compensation Plan."

(2) Reflects deferred incentive compensation awards granted in February 2001, 2000, and 1999, pursuant to the Incentive Compensation Plan based upon performance in 2000, 1999 and 1998, respectively. Deferred awards are paid in four equal annual installments. A recipient of a deferred award has the option for 30 days following the date of grant to elect to have a portion of such award paid in the form of Common Stock. See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Incentive Compensation Plan."

(3) The 1998 and 1999 restricted stock awards were made pursuant to the Newfield Exploration Company 1995 Omnibus Stock Plan (the "1995 Omnibus Plan") and the 2000 restricted stock awards were made pursuant to the Newfield Exploration Company 1998 Omnibus Stock Plan (the "1998 Omnibus Plan"). The dollar value of the awards was determined by multiplying the closing price of the Common Stock on the NYSE on the date of grant by the number of restricted shares granted to such executive officer. At December 31, 2000, Mr. Foster held 22,006 restricted shares with a value of $1,042,534 (based on the closing price of the Common Stock on the NYSE on December 31, 2000 of $47.4375), Mr. Trice held 32,500 restricted shares with a value of $1,539,688, Messrs. Waldrup, Rathert and Schaible each held 15,900 restricted shares with a value of $753,263 and Mr. Pew held 20,000 restricted shares with a value of $947,500. To the extent declared and paid, dividends will be paid on restricted shares. Restricted stock awards vest on the ninth anniversary of the date of grant. The awards may, however, vest earlier, at a rate of 20% per year, if certain annual performance targets are achieved. The performance targets for 2000, 1999, and 1998 were met. See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Restricted Stock Awards."

(4) Reflects amounts contributed or accrued by the Company under the Company's 401(k) Profit Sharing Plan (the "401(k) Plan") and the Company's Deferred Compensation Plan. See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Deferred Compensation Plan." With respect to Mr. Pew in 1999, also includes a $25,000 employment incentive payment at the time he joined the Company and a $20,000 equity purchase incentive payment.

(5) Mr. Trice was appointed Chief Executive Officer on February 1, 2000.

(6) On January 31, 2000, Mr. Foster retired from the position of Chief Executive Officer. He remains Chairman of the Board (a non-officer position) and an employee of the Company, but not an officer. He does not receive any additional compensation for serving as Chairman of the Board.

(7) Mr. Pew joined the Company on January 29, 1998.

STOCK OPTIONS GRANTED IN 2000

     The following table contains information concerning stock options granted to the named executive officers in 2000.

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                          NUMBER OF      PERCENT OF                                  ANNUAL RATES OF STOCK
                          SECURITIES        TOTAL        EXERCISE OR                   PRICE APPRECIATION
                          UNDERLYING   OPTIONS GRANTED   BASE PRICE                   FOR OPTION TERMS(3)
                           OPTIONS      TO EMPLOYEES         PER       EXPIRATION    ----------------------
                          GRANTED(1)       IN 2000        SHARE(2)        DATE          5%          10%
                          ----------   ---------------   -----------   ----------    --------    ----------
Joe B. Foster...........        --             --              --             --           --            --
David A. Trice..........    30,000          3.63%          $29.81      2/10/2010     $562,420    $1,425,284
Robert W. Waldrup.......    20,000          2.42%           29.81      2/10/2010      374,947       950,189
Terry W. Rathert........    20,000          2.42%           29.81      2/10/2010      374,947       950,189
David F. Schaible.......    20,000          2.42%           29.81      2/10/2010      374,947       950,189
Elliott Pew.............    20,000          2.42%           29.81      2/10/2010      374,947       950,189

---------------

(1) The options expire 10 years from the date of grant. Twenty percent of such options will vest on the first and each succeeding anniversary of the date of grant. The options were granted pursuant to the Newfield Exploration Company 2000 Omnibus Stock Plan (the "2000 Omnibus Plan").

(2) The exercise price of the options is equal to the average of the high and low sales price of the Common Stock on the NYSE on the date of grant.

(3) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plans governing termination of options upon employment termination, transferability or vesting.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table contains certain information with respect to the named executive officers concerning stock options exercised during 2000 and the value of unexercised options at December 31, 2000.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               SHARES                          OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              ACQUIRED                      DECEMBER 31, 2000           DECEMBER 31, 2000(2)
                                 ON         VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              --------   -----------   -----------   -------------   -----------   -------------
Joe B. Foster...............  250,000    $7,577,194      333,300         51,200      $13,304,617    $1,228,172
David A. Trice..............       --            --       65,000        140,000        1,655,138     3,574,750
Robert W. Waldrup...........   40,000     1,194,564       20,000         85,000          591,950     2,312,888
Terry W. Rathert............   65,000     2,206,218      120,000         85,000        4,935,700     2,312,888
David F. Schaible...........   50,000     2,014,382       95,000         85,000        3,849,763     2,312,888
Elliott Pew.................    2,000        38,570       19,000        115,000          481,603     3,003,313

---------------

(1) The value realized upon the exercise of a stock option is equal to the difference between the closing price of the Common Stock on the NYSE on the date of exercise and the exercise price of the stock option multiplied by the number of shares acquired.

(2) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Common Stock on the NYSE on December 31, 2000 of $47.4375 per share and the exercise price of the stock option.

EMPLOYMENT AGREEMENTS

     Contemporaneously with Joe B. Foster's retirement as Chief Executive Officer of the Company on January 31, 2000, Mr. Foster and the Company entered into an employment agreement providing for Mr. Foster to be a non-officer employee of the Company. The employment agreement initially terminates on February 15, 2002, but automatically extends for one additional year on each of the first, second and third anniversaries of the initial termination date unless either party gives at least 30 days prior notice of its election not to so extend. Pursuant to the agreement, Mr. Foster is entitled to an annual base salary of $225,000 and is eligible to participate in all benefit plans of the Company available to similarly situated employees. Upon termination of the employment agreement for any reason other than for cause, Mr. Foster will be entitled to severance through January 30, 2005 at a rate of $200,000 per year.

     In January 2001, the Company acquired Lariat Petroleum, Inc. (see
"-- Compensation Committee Interlocks and Insider Participation"). Randy A. Foutch was Chairman of the Board, President and Chief Executive Officer of Lariat prior to its merger into a wholly owned subsidiary of the Company. Effective as of the date of the merger, Mr. Foutch's existing employment agreement with Lariat was modified to provide that he would continue as President and Chief Executive of Lariat's successor, Newfield Exploration Mid-Continent Inc., and Mr. Foutch was appointed Vice President - Mid-Continent of the Company. The agreement, as so modified, provides for an initial base salary of $225,000 and the grant effective as of the date of the merger of 25,000 restricted shares and options to purchase 100,000 shares of Common Stock of the Company pursuant to the 2000 Omnibus Plan. The term of the agreement automatically extends each day so that the remaining term is always one year unless either party provides notice to the other of the termination of such automatic extension. Following such a notice, the agreement will terminate on the one year anniversary of the date of such notice. Notwithstanding the foregoing, either party may terminate the agreement at any time for any reason by providing notice to the other party. If such termination is by the Company and is for a reason other than cause, disability or material breach of the agreement or is by Mr. Foutch and is the result of the Company's material breach of the agreement, Mr. Foutch's office being relocated outside of Tulsa County, Oklahoma without his consent or a change in control of the Company (as defined in the 2000 Omnibus Plan), then the Company shall continue to pay Mr. Foutch his then current base salary until the first anniversary of the date of such termination or for a period of 90 days following such termination if such termination resulted from Mr. Foutch's death.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Duncan, Newman, Ricks and Hendrix, Ms. Huffington and John C. Sawhill (deceased) served during all or part of 2000 on the Compensation Committee of the Board of Directors. There were no "interlocks" among any of the members of the Compensation Committee and any of the executive officers of the Company.

     In January 2001, the Company acquired Lariat Petroleum, Inc. by merging Lariat into Newfield Exploration Mid-Continent Inc., a wholly owned subsidiary of the Company, pursuant to an Amended and Restated Agreement and Plan of Merger dated as of January 19, 2001 (the "Merger Agreement"). The aggregate merger consideration, inclusive of Lariat debt and certain other obligations, was approximately $333 million. Part of that consideration included the issuance of approximately 1.9 million shares of the Company's Common Stock.

     WPV owned approximately 88% and Randy A. Foutch owned approximately 6% of the outstanding capital stock of Lariat on a fully diluted basis. WPV received cash proceeds of approximately $78.6 million and 1,864,735 shares of Common Stock of the Company and Mr. Foutch received cash proceeds of approximately $9.6 million and 26,158 shares of Common Stock of the Company in the merger. In addition, contemporaneously with the merger, WPV received approximately $39.1 million as repayment in full of notes payable by Lariat to WPV. Pursuant to the Merger Agreement, the Company is entitled, subject to certain limitations, to indemnification for certain customary matters from the former stockholders of Lariat, including WPV and Mr. Foutch.

     In connection with the merger, the Company entered into a Registration Rights Agreement with the former stockholders of Lariat that received Common Stock of the Company in the merger, including WPV and Mr. Foutch. Pursuant to such agreement, the Company filed a registration statement with the SEC to register the reoffer and resale of such Common Stock under the Securities Act of 1933 (the "Securities Act"). The Company is required to maintain the effectiveness of the registration statement for the shorter of two years and the date upon which all of the shares covered by such registration statement have been sold. In addition, the Company agreed to indemnify the other parties to the Registration Rights Agreement against certain liabilities that they may incur in connection with the reoffer and resale of their shares of Common Stock, including liabilities arising under the Securities Act, and to contribute to payments that they may be required to make with respect thereto.

     The sole general partner of WPV is WP & Co. EMW LLC manages WPV. Mr. Newman is a managing director and a member of EMW LLC and a general partner of WP & Co.

     Mr. Hendrix is a director of Duke Energy Corporation and of Chase Bank of Texas N.A., an affiliate of The Chase Manhattan Bank. The Company sells gas to, and purchases transportation services from, Duke Energy Corporation, or its subsidiaries and affiliates, in the ordinary course of business. The Company believes that the payments that it receives for sales of such gas and the charges and fees that it pays for such transportation services are competitive with those of other companies. The Company maintains its revolving credit facility with The Chase Manhattan Bank, as Agent.

     Ms. Huffington is a principal owner of Huffco International L.L.C. ("Huffco") and David A. Trice, President and Chief Executive Officer of the Company, is a minority owner of Huffco. In May 1997, prior to Ms. Huffington and Mr. Trice becoming affiliated with the Company, the Company acquired substantially all of the assets of Huffco. The acquired assets included all of the outstanding common stock of Huffco China, LDC, now known as Newfield China, LDC ("Newfield China"), the owner of an undivided 35% interest in a production sharing contract area in Bohai Bay, offshore the People's Republic of China. Huffco retained preferred shares of Newfield China that provide for an aggregate dividend equal to 10% of the excess of proceeds received by Newfield China from the sale of oil, gas and other minerals over all costs incurred with respect to exploration and production in Block 05/36, Bohai Bay, plus an allocated portion of the cash purchase price paid by the Company to Huffco at the closing of the Huffco Transaction. At December 31, 2000, Newfield China had approximately $19.6 million in unrecovered costs, no reserves and no revenue and, as a result, no dividends have been paid to date on the preferred shares. Huffco also has the right to further payments upon the occurrence of certain events. If the Company acquires an interest in two particular blocks offshore Cote de Ivoire on or before May 15, 2002, the Company will pay Huffco $2.6 million, subject to certain adjustments if the Company sells such interest to a third party under certain circumstances. Based on current facts, the Company does not anticipate acquisition of an interest in the two blocks. In addition, if the Company commits to a development program in the Federal Republic of Nigeria on or before May 15, 2002, the Company will pay Huffco $1 million. The Company has not committed to a development program nor any other project in Nigeria.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     David A. Trice, President and Chief Executive Officer of the Company, is a minority owner of Huffco. See "-- Compensation Committee Interlocks and Insider Participation."

     In January 2001, the Company acquired Lariat Petroleum, Inc. by merging Lariat into a wholly owned subsidiary of the Company. Randy A. Foutch was Chairman of the Board, President and Chief Executive Officer of Lariat prior to the merger. Effective as of the date of the merger, Mr. Foutch's existing employment agreement with Lariat was modified (see "-- Employment Agreements") to provide that he would continue as President and Chief Executive of Lariat's successor, Newfield Exploration Mid-Continent Inc., and Mr. Foutch was appointed Vice President - Mid-Continent of the Company. Mr. Foutch was a stockholder of Lariat prior to the merger and is a party to the Merger Agreement and Registration Rights Agreement. See "-- Compensation Committee Interlocks and Insider Participation."

     Joe B. Foster is a director of McDermott International, Inc. and was interim President, Chief Executive Officer and Chairman of the Board of Baker Hughes Incorporated until August 2000. Philip J. Burguieres is a director of McDermott, Weatherford International, Inc. and Chase Bank of Texas N.A., an affiliate of The Chase Manhattan Bank. The Company purchases oil field goods, equipment and services from Weatherford, McDermott and Baker Hughes, or their respective subsidiaries and affiliates, in the ordinary course of business. The Company believes that the charges and fees that it pays for such goods, equipment and services are competitive with the charges and fees of other companies providing such items. The Company maintains its revolving credit facility with The Chase Manhattan Bank, as Agent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers (as defined in Rule 16a-1(f)), directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filing requirements applicable to its officers, directors and 10% stockholders were complied with during the year ended December 31, 2000, except that Charles W. Duncan Jr. filed an Annual Statement of Changes in Beneficial Ownership on Form 5 in February 2001 that delinquently reported a sale of 6,000 shares of the Company's Common Stock in November 2000 by a Trust of which Mr. Duncan serves as trustee. Pursuant to the requirements of Section 16(a) of the Exchange Act, such transaction should have been reported by Mr. Duncan on a Report of Change of Beneficial Ownership on Form 4 in December 2000, but such report was not filed.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee oversees the administration of compensation programs applicable to all employees of the Company, including its executive officers. Executive compensation is reviewed and approved annually by the Committee.

     The Compensation Committee seeks to encourage growth in the Company's oil and gas reserves, earnings and cash flow and to enhance stockholder value through the creation and maintenance of compensation opportunities that attract and retain committed, highly qualified personnel. To achieve those goals, the Committee believes that the compensation of all employees, including executive officers, should include the following components:

     -- A base salary that is competitive with compensation offered by other similar oil and gas exploration and production enterprises.

     -- Annual incentive compensation, based on Company performance and profitability, to reward achievement of Company objectives, individual responsibility and productivity, high quality work and impact on Company results. See "-- Executive Compensation -- Incentive Compensation Plan" below.

     -- The opportunity to purchase Common Stock at a discount of at least 15% through the Newfield Employee Stock Purchase Plan and the provision of other equity incentives as motivators for all employees and to better align the interests of employees and stockholders.

     -- Case specific compensation plans to accommodate individual circumstances or nonrecurring situations as required.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to a public company for compensation paid to its chief executive officer and four other most highly compensated executive officers if the compensation of any such officers exceeds $1 million in a particular year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

     As noted above, a significant portion of the Company's compensation is performance-based. The Company has structured portions of its performance-based compensation (such as stock option grants) in a manner that excludes such compensation from the deduction limit. Awards under the Company's Incentive Compensation Plan after 1996 and grants of restricted shares under the 1995 Omnibus Plan do not, however, qualify for exclusion from the deduction limit. For Section 162(m) purposes, the market value of restricted shares are included in the year that the shares vest. As a result, if the market price of the Common Stock increases significantly, the amount of compensation for purposes of
Section 162(m) will also increase significantly. For Section 162(m) purposes, deferred awards under the Incentive Compensation Plan after 1996 are included in the year paid, and are paid, at the election of the recipient, in either cash or Common Stock. During the deferral period, the awards to be paid in cash accrue interest and the value of awards to be paid in Common Stock vary depending on the Common Stock's market price.

     The Compensation Committee has not intended and does not currently intend to award compensation to any executive officer that would exceed the deduction limit of Section 162(m), but no assurance can be given that such limit will not be exceeded if the market price of the Common Stock increases significantly after the date of an award. The 1998 Omnibus Plan and the 2000 Omnibus Plan are structured to permit the Compensation Committee to award restricted shares that will be excluded from the deduction limit. The Compensation Committee may, however, determine that it is in the best interest of the Company to award restricted shares pursuant to such plan that do not meet the requirements for exclusion from the deduction limit or to otherwise award compensation that would exceed such limit.

     COMPANY PERFORMANCE. The Company's net production for 2000 was 140 billion cubic feet of natural gas equivalent ("Bcfe"), an increase of 23% over 1999 production. During 2000, the Company replaced 166% of 1999 production and added 232 Bcfe of new reserves. The Company's proved reserves at year-end 2000 were 687 Bcfe, up 16% over 1999. Net income in 2000 was $132.3 million, or $2.93 per diluted share. This compares to $33.2 million in 1999, or $0.79 per diluted share. Operating cash flow before changes in assets and liabilities for 2000 was $384 million, an 85% increase over 1999. This increase reflects both increased production and higher commodity prices.

     During 2000, the Company balanced its drilling program with the acquisition of proved properties. The Company completed its largest-ever acquisition with the purchase of three producing fields in South Texas for $139 million in the first quarter of 2000. On December 28, 2000, the Company announced a definitive agreement with respect to its $333 million acquisition of Lariat Petroleum. Lariat's operations are concentrated in the Anadarko Basin of Oklahoma. It had proved reserves at year-end 2000 of 256 Bcfe. The acquisition closed in January 2001, establishing a new focus area with a large inventory of prospects and leads. During 2000, the Company drilled 57 wells, of which 45 were successful, including its first international discovery in Bohai Bay, offshore China. Substantially all of the Company's investment activities during 2000 were funded by cash flow from operations.

     EXECUTIVE COMPENSATION. Before taking the actions described in this report, the Compensation Committee considered the Company's financial and operating results. A summary of the indicators deemed particularly relevant by the Compensation Committee are presented above. Specific actions taken by the Compensation Committee regarding executive compensation are summarized below.

     Base Salary. The Compensation Committee evaluated peer group information in setting base salary levels. Annual salary adjustments for the Company's executive group are based on general levels of market salary increases, individual performance and the Company's overall financial and operating results, without any specific relative weight assigned to any of these factors.

     Contemporaneously with Mr. Foster's retirement as Chief Executive Officer of the Company on January 31, 2000, Mr. Foster and the Company entered into an employment agreement providing for Mr. Foster to be a non-officer employee of the Company. See "-- Employment Agreements." Pursuant to the agreement, Mr. Foster is entitled to an annual base salary of $225,000.

     Stock Option Awards. Each of Messrs. Waldrup, Rathert, Schaible and Pew were granted options to purchase 20,000 shares of Common Stock in February 2000 pursuant to the 2000 Omnibus Plan to provide incentive with respect to the Company's future performance and to reward them for their contribution to the Company's performance in 1999. Twenty percent of each of these awards will vest on the first and each succeeding anniversary of the date of grant.

     Incentive Compensation Plan. The Incentive Compensation Plan is funded by amounts equal to the revenues that would be attributable to a 1% overriding royalty interest on acquired producing properties and a 2% overriding royalty interest from exploration properties, bearing upon both the interest of the Company and certain investors that participated in the Company's activities in such properties and proportionately reduced to the interest of the Company and such investors. Amounts available for distribution under the Incentive Compensation Plan attributable to the overriding royalty interests bearing against the Company are limited to 5% of the Company's Adjusted Net Income (as defined in the Incentive Compensation Plan). Awards may consist of both a current and deferred amount. Eligible employees may elect for a portion of deferred amounts to be paid in Common Stock instead of cash. If an eligible employee elects for a deferred amount to be paid in Common Stock, the number of shares of Common Stock to be awarded is determined by using the fair market value of the Common Stock on the date of the award. Deferred Awards are paid in four annual installments, each installment consisting of 25% of the deferred award, plus interest on awards paid in cash.

     Awards granted to the named executive officers in February 2001 for the 2000 performance period pursuant to the Incentive Plan are presented under "Bonus" in the Summary Compensation Table. Such awards were based approximately 50% on level of responsibility and the Company's performance and approximately 50% on individual productivity, quality of work and impact on the Company's results. The Compensation Committee established awards for each executive after hearing the recommendations of the Chief Executive Officer.

     Deferred Compensation Plan. The Company's highly compensated employee Deferred Compensation Plan allows an eligible employee to defer a portion of his or her salary or bonus on an annual basis. The Company matches 100% of an employee's deferral up to 8% of such employee's salary, subject to limitations imposed by the plan. The Company's contribution is reduced by contributions made by the Company to the 401(k) Plan on behalf of such employee.

     Restricted Stock Awards. In February 2000, the Compensation Committee awarded 5,000 restricted shares to each of Messrs. Waldrup, Rathert, Schaible and Pew and 1,006 restricted shares to Mr. Foster pursuant to the 1998 Omnibus Plan. These awards are reflected under "Long Term Compensation Awards" in the Summary Compensation Table. The restricted shares vest on the ninth anniversary of the date of grant. However, the restricted shares will vest earlier, at a rate of 20% per year, upon the achievement of certain annual performance targets (either (i) 10% or greater rate of return on average stockholders' equity or (ii) the addition of proved reserves during the performance year at least equal to production for such year). The awards were granted to Messrs. Waldrup, Rathert, Schaible and Pew in order to provide them with further incentive with respect to the Company's future performance, to further align their interests with those of the Company's stockholders and to reward them for their contribution to the Company's performance in 1999. The award was made to Mr. Foster in connection with his retirement as Chief Executive Officer and as a reward for past contributions to the Company.

     CHIEF EXECUTIVE OFFICER COMPENSATION. As described above, the Company's executive compensation philosophy, including the compensation of the Chief Executive Officer, is a competitive base salary and incentive compensation based upon the Company's performance. Specific actions taken by the Compensation Committee regarding Mr. Trice's compensation for the 2000 performance year are summarized below.

     Base Salary. Mr. Trice's base salary was increased at the time of his promotion to Chief Executive Officer in February 2000 to a level consistent with that of Mr. Foster's when he served as Chief Executive Officer.

     Incentive Compensation Plan. In February 2001, Mr. Trice received a $468,750 current award and a $156,250 deferred award for the 2000 performance period pursuant to the Incentive Compensation Plan. These awards were based approximately 50% on the Company's performance and Mr. Trice's level of responsibility and approximately 50% on productivity, perceived quality of work and impact on the Company's results.

     Stock Plans. In February 2000, Mr. Trice was granted options to acquire 30,000 shares of Common Stock pursuant to the 2000 Omnibus Plan and awarded 10,000 restricted shares pursuant to the 1998 Omnibus Plan. These actions were taken in recognition of Mr. Trice's promotion to Chief Executive Officer, in order to provide him with further incentive with respect to the Company's future performance, to further align his interests with those of the Company's stockholders and to reward him for his contribution to the Company's performance in 1999.

     This report is submitted on behalf of the Compensation Committee.

                                      Howard H. Newman, Chairman
                                          Charles W. Duncan, Jr.
                                                 Thomas G. Ricks
                                                Terry Huffington
                                               Dennis R. Hendrix

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     As required by applicable rules of the SEC, the performance graph shown below was prepared based upon the following assumptions:

     (1) $100 was invested in the Company's Common Stock, the S&P 500 and the Peer Group (as defined below) on December 29, 1995 at the closing price on such date.

     (2) Peer Group investment is weighted based on the stock market capitalization of each individual company within the Peer Group at the beginning of the period.

     (3) Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Company's Peer Group are as follows: Apache Corporation, Cross Timbers Oil Company, Devon Energy Corporation, Enron Oil & Gas Company, Noble Affiliates, Inc., Pogo Producing Company, and Vintage Petroleum, Inc. The Louisiana Land and Exploration Company ("LL&E") and Seagull Energy Corporation ("Seagull") were included in the Company's Peer Group and the Stockholder Return Performance Presentation shown below until October 1997 and March 1999, respectively. As neither Burlington Resources, which acquired LL&E in October 1997, nor Ocean Energy Inc., which merged with Seagull in March 1999, are members of the Company's Peer Group, LL&E and Seagull are not included in the Peer Group after such transactions. However, for purposes of the Stockholder Return Performance Presentation, the LL&E investment and the Seagull investment were allocated pro rata based on investment value among the remainder of the Peer Group companies at the times of their respective acquisitions.

                       CUMULATIVE RETURN TO STOCKHOLDERS
                      (ASSUMES $100 INVESTMENT ON 12/29/95

                              [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------
Total Return Analysis   12/29/95   12/31/96   12/31/97   12/31/98   12/31/99   12/29/00
---------------------------------------------------------------------------------------
 Newfield Exploration   $100.00    $192.62    $172.58    $154.54    $198.03    $351.20
 Peer Group             $100.00    $130.71    $132.77    $ 95.56    $118.16    $280.94
 S&P 500                $100.00    $122.69    $163.29    $209.57    $253.66    $230.56

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors consists of the four directors whose names appear below. Each member of the Audit Committee is "independent" as defined in Sections 303.01(B)(2)(a) and 303.01(B)(3) of the NYSE's listing standards.

     The primary purpose of the Audit Committee is to assist the Board of Directors in monitoring:

     -- the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal and regulatory compliance; and

     -- the independence and performance of the Company's independent auditors and any internal audit function that may be utilized in the future.

Its specific responsibilities are set forth in its charter, which is attached as Appendix A to this proxy statement.

     The Audit Committee has reviewed and discussed with the Company's management and PricewaterhouseCoopers LLP, the Company's independent accountants, the audited financial statements of the Company contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

     The Audit Committee has also discussed with the Company's independent accountants the matters required to be discussed pursuant to Statements on Auditing Standards No. 61, "Communication with Audit Committees." The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with PricewaterhouseCoopers LLP such independent accountants' independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

     Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the SEC.

     This report is submitted on behalf of the Audit Committee.

                                       Thomas G. Ricks, Chairman
                                            Philip J. Burguieres
                                                Terry Huffington
                                                    C. E. Shultz

AUDIT FEES

     PricewaterhouseCoopers LLP has billed the Company $121,000, in the aggregate, for professional services rendered by them for the audit of the Company's annual financial statements for the year ended December 31, 2000 and the reviews of the interim financial statements included in the Company's Quarterly Reports on Form 10-Q filed with the SEC during 2000.

ALL OTHER FEES

     The aggregate fees for non-audit services rendered by PricewaterhouseCoopers LLP to the Company for the fiscal year ended December 31, 2000 were $231,600. Such non-audit services did not include financial information systems design or implementation. The Audit Committee has considered whether the rendering of such non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant's independence.

                                     ITEM 2

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed PricewaterhouseCoopers LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2001. The Company is advised that no member of PricewaterhouseCoopers LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                     ITEM 3

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                             STOCKHOLDER PROPOSALS

     Any stockholder who desires to submit a proposal for inclusion in the proxy material for presentation at the Company's 2002 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than November 21, 2001. Any notice of a proposal to be considered at the Company's 2002 Annual Meeting of Stockholders should also be submitted to the Secretary of the Company. Any such notice will be considered untimely if not received by the Secretary on or before February 9, 2002.

                                            By order of the Board of Directors,

                                            /s/ TERRY W. RATHERT

                                            Terry W. Rathert
                                            Secretary

March 21, 2001

                                                                      APPENDIX A

                          NEWFIELD EXPLORATION COMPANY

                                 CHARTER OF THE
                             AUDIT COMMITTEE OF THE
                              BOARD OF DIRECTORS*

BACKGROUND

     The Board of Directors (the "Board") of Newfield Exploration Company (the "Company") established an Audit Committee (the "Committee") on May 10, 1990. On October 18, 1993 the Board adopted certain resolutions regarding, among other things, the composition of the Committee and its functions, duties, responsibilities and powers (the "Existing Charter"). The Existing Charter is superceded by this Charter effective as of its date of adoption by the Board.

PURPOSE

     The primary purpose of the Committee is to assist the Board in monitoring:

     - the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal and regulatory compliance; and

     - the independence and performance of the Company's independent auditors and any internal audit function that may be utilized in the future.

COMPOSITION

     The Committee must be composed of no less than three members of the Board, such members to be appointed from time to time by a majority of the Board. Members of the Committee must meet the independence and experience requirements promulgated by the New York Stock Exchange. A member may be removed with or without cause at any time by a vote of a majority of the Board.

MEETINGS; QUORUM; ETC.

     A majority of the members of the Committee constitute a quorum for the transaction of business. A majority of the members of the Committee present at any meeting at which a quorum is present are competent to act. The Committee shall choose its own chairman and secretary (the secretary need not be a member of the Committee) and fix its own rules or procedures. The Committee will meet at times and places as may be determined from time to time by the Committee. The Committee shall keep minutes of all meetings and of all actions taken by the Committee, file such minutes with the Secretary of the Company and provide a copy of such minutes to the Board. Members of the Committee will be reimbursed by the Company for all reasonable expenses incurred in connection with their duties as members of the Committee.

FUNCTIONS, DUTIES AND RESPONSIBILITIES

     REVIEW OF FINANCIAL STATEMENTS. The Committee has the following duties and responsibilities with respect to the Company's financial statements:

     - review the annual audited financial statements with management and the independent auditor, including significant issues regarding internal controls and accounting principles and practices;

---------------

* As adopted by the Board of Directors of Newfield Exploration Company on May 4, 2000.

     - review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements;

     - discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of an audit;

     - receive and review periodic reports from the independent auditor regarding the auditor's independence and discuss such reports with the auditor;

     - based on the foregoing reviews and discussions, make a recommendation to the Board as to whether the annual audited financial statements should or should not be included in the Company's Annual Report on Form 10-K; and

     - review with management and the independent auditor the Company's quarterly financial statements prior to the release of quarterly earnings and the filing of the Company's Form 10-Q (which responsibility may be delegated by the Committee to one or more members of the Committee).

     INTERNAL CONTROLS. The Committee has the following duties and responsibilities with respect to its monitoring of the integrity of the Company's financial reporting process and internal controls:

     - review with the independent auditor any problems or difficulties the auditor may have encountered during its audit and any management letter provided by the auditor and the Company's response to that letter;

     - obtain reports from management, the independent auditor and internal auditors with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations;

     - discuss procedures performed by the independent auditor pursuant to
       Section 10A(a) of the Securities Exchange Act of 1934 and the results of such procedures and obtain assurance from the independent auditor that
       Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated;

     - meet at least annually with the chief financial officer, the independent auditor and the senior personnel of any internal audit function in separate executive sessions;

     - meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures;

     - review significant changes to the Company's internal controls and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

     - review the significant reports to management prepared by internal auditors and management's responses; and

     - review with the Company's legal counsel or other appropriate persons legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     AUDITORS. The Committee has the following duties and responsibilities with respect to the Company's independent and internal auditors:

     - recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Committee and the Board;

     - approve the fees to be paid to the independent auditor;

     - evaluate together with the Board the performance of the independent auditor and, if so determined by the Committee, recommend that the Board replace the independent auditor;

     - if determined by the Committee to be necessary or advisable, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor; and

     - review the appointment and replacement of any senior internal auditing personnel.

     OTHER DUTIES. The Committee has the following additional duties and responsibilities:

     - make regular reports (at least twice each calendar year) to the Board regarding the Committee's activities and such other reports as may be requested by the Board;

     - review and reassess the adequacy of this Charter annually and recommend changes to the Board for approval;

     - prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement;

     - review the expense reports of the chief executive officer of the Company at least once each calendar year; and

     - perform such additional special functions, duties or responsibilities as may from time to time be designated by the Board.

POWERS AND LIMITATIONS

     The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside legal counsel or independent auditor to attend any meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     While the Committee has the duties, responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements between management and the independent auditor or to assure compliance with laws and regulations and the policies of the Company.

                          NEWFIELD EXPLORATION COMPANY
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 3, 2001


               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                   DIRECTORS OF NEWFIELD EXPLORATION COMPANY

                                     PROXY

     The undersigned hereby appoints David A. Trice, Terry W. Rathert and C. William Austin, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of Newfield Exploration Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Newfield Exploration Company to be held in Houston, Texas, on Thursday May 3, 2001 at 11:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE, NO BOXES NEED TO BE CHECKED.

COMMENTS/ADDRESS CHANGE PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE


                                      (Continued and to be signed on other side)


                            o FOLD AND DETACH HERE o

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ITEMS.

     Please mark
     your votes as
[X]  indicated in
     this example

Item 1- ELECTION OF DIRECTORS

Joe B. Foster, David A. Trice, Charles W. Duncan, Jr.,
Howard H. Newman, Thomas G. Ricks, Terry Huffington,
Dennis R. Hendrix, C.E. (Chuck) Shultz, Philip J. Burguieres
Randy A. Foutch and Claire S. Farley


      FOR            WITHHELD
                     FOR ALL
      [ ]              [ ]

WITHHELD FOR (write name of nominee(s) in the space provided below):

-------------------------------------------------------------

Item 2- RATIFICATION OF APPOINTMENT OF AUDITORS

  FOR      AGAINST      ABSTAIN
  [ ]       [ ]           [ }

I PLAN TO ATTEND MEETING  [ ]


COMMENTS/ADDRESS CHANGE
Please mark this box if you have    [ ]
written comments/address change
on the reverse side.


Signature(s)                                   Date
            -----------------------------------    -----------------------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                            o FOLD AND DETACH HERE o